FIRST PACTRUST BANCORP, INC.

ARTICLES OF AMENDMENT

First PacTrust Bancorp, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:

The charter of the Corporation is hereby amended by changing Article 1 to read as follows:

 “ARTICLE 1.  Name.  The name of the corporation is Banc of California, Inc. (herein the “Corporation”).”

SECOND:

The amendment to the charter of the Corporation as set forth above was approved by a majority of the entire Board of Directors of the Corporation.  The amendment is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the Corporation’s stockholders.

THIRD:

These Articles of Amendment shall become effective at 12:01 a.m. Eastern Daylight Time on July 16, 2013.

FOURTH:

The undersigned Chief Executive Officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that to the best of his knowledge, information and belief these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to by signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary as of the 15th day of July, 2013.

ATTEST:	FIRST PACTRUST BANCORP, INC.

/s/ Richard Herrin	By: /s/ Steven A. Sugarman
Richard Herrin Secretary	Steven A. Sugarman Chief Executive Officer